 Press Release

BioPharmX Receives Notice of Compliance Deadline Extension from NYSE American

SAN JOSE, Calif., Feb.  27, 2019 /PRNewswire/ -- BioPharmX Corporation (NYSE American: BPMX) (the “Company”), a specialty pharmaceutical company focused on developing innovative medical dermatology products, received a notice on February 25, 2019 from the NYSE American LLC (the “NYSE American”) that granted the Company an extension from February 27, 2019 to April 30, 2019 to regain compliance with certain NYSE American continued listing standards related to the low price per share of the Company’s common stock.

On August 27, 2018, the Company initially received a deficiency letter from NYSE American stating that the Company was not in compliance with the continued listing standards as set forth in Section 1003(f)(v) of the NYSE American Company Guide because the Company’s common stock had been selling for a low price per share for a substantial period of time. The NYSE American staff determined that the Company's continued listing is predicated on it effecting a reverse stock split of its common stock or otherwise demonstrating sustained price improvement within a reasonable period of time.

The Company's common stock will continue to be listed and traded on NYSE American during the extended cure period, subject to the Company's compliance with NYSE American's other applicable continued listing standards. The letter does not affect the Company's business operations or its Securities and Exchange Commission reporting requirements.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company developing prescription products through its proprietary HyantX™ Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the Company's expectations, plans, intentions, and strategies, including, but not limited to, our ability to regain compliance with the continued listing standards of the NYSE American. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the Company's Quarterly Report on Form 10-Q for the most recent fiscal quarter. The forward-looking statements included in this news release are made only as of the date hereof, and the Company undertakes no obligation to publicly update such statements. BioPharmX is a registered trademark of BioPharmX, Inc.

For further information:    investors@biopharmx.com